FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-167764-02
March 8, 2012

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (File Number 333-167764) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by e-mail to prospectus@ms.com.

This free writing prospectus does not contain all information that is required to be included in the  prospectus and the prospectus supplement.
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Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, the email communication to which this material may have been attached are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.

$880,329,000 (Approximate)
Morgan Stanley Capital I Trust 2012-C4
as Issuing Entity
Morgan Stanley Capital I Inc.
as Depositor
Morgan Stanley Mortgage Capital Holdings LLC
Bank of America, National Association
as Sponsors and Mortgage Loan Sellers

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2012-C4

This free writing prospectus relates to Morgan Stanley Capital I Inc.’s offering of Classes A-1, A-2, A-3, A-4 and A-S of its Series 2012-C4 Commercial Mortgage Pass-Through Certificates and clarifies, updates or adds the following information as it relates to (i) the free writing prospectus, dated March 5, 2012 and filed with the Securities and Exchange Commission under accession number 0001539497-12-000057 (the “Free Writing Prospectus”; capitalized terms not defined herein are used as defined in the Free Writing Prospectus) and (ii) the free writing prospectus also designated as the “Structural and Collateral Term Sheet”, dated March 5, 2012 and filed with the Securities and Exchange Commission under accession number 0001539497-12-000052 (the “Term Sheet”):

Collateral Update

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The following mortgage loan information in the Free Writing Prospectus (including, without limitation, Appendix I, Appendix II and Appendix III) and the Term Sheet is updated as follows: The mortgage loan secured by the mortgaged property identified on Appendix I to the free writing prospectus as U-Haul 2011 Portfolio, representing approximately 2.3% of the initial pool balance, prohibits voluntary principal prepayments during a prepayment lock-out period but permits the related borrower, after an initial period of at least two (2) years following the date of initial issuance of the Certificates, to defease (but not to prepay with an accompanying prepayment premium) the mortgage loan by pledging Government Securities to the issuing entity.  Accordingly, thirty-one (31) mortgage loans, representing approximately 80.6% of the Initial Pool Balance, prohibit voluntary principal prepayments during a prepayment lock-out period but permit the related borrower, after an initial period of at least two (2) years following the date of initial issuance of the Certificates, to defease the mortgage loan by pledging Government Securities to the issuing entity, which defeasance may be subject to rating agency approval, and to thereby obtain the release of the related mortgaged property from the lien of the mortgage.  The “Percentage of Collateral by Prepayment Restrictions” table set forth on page T-23 of the Term Sheet and page II-9 of Appendix II of the Free Writing Prospectus is updated with Annex 1 hereto.

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The following mortgage loan information in the Free Writing Prospectus and the Term Sheet is updated as follows: (i) the “Tenant TTM Sales PSF” for National Wholesale Liquidator included on page T-76 of the Term Sheet and page III-53 of the Free Writing Prospectus is updated to “NAV” and (ii) the phrase “, which generates $1,867 PSF in sales,” is deleted from the last sentence under the heading “The Mortgaged Property” on page T-83 of the Term Sheet and page III-60 of the Free Writing Prospectus.

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This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Offered Certificates, supersedes any conflicting information contained in the Free Writing Prospectus, the Term Sheet and any other prior similar materials relating to the Offered Certificates.  The information in this free writing prospectus may be amended or supplemented.  This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Offered Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Offered Certificates, when, as and if issued.  Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Offered Certificates until the underwriters have accepted your offer to purchase Offered Certificates; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

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IRS CIRCULAR 230 NOTICE

THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES.  THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN.  INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Annex 1

Percentage of Collateral by Prepayment Restriction (%)(1)(2)(3)

Prepayment Restrictions	Mar-12	Mar-13	Mar-14	Mar-15	Mar-16
Locked Out	80.6%	80.5%	80.5%	80.5%	80.6%
Greater of YM and 1.00%	19.4%	19.5%	19.5%	19.5%	19.4%
Open	0.0%	0.0%	0.0%	0.0%	0.0%
TOTALS	100.0%	100.0%	100.0%	100.0%	100.0%
Pool Balance Outstanding	$1,098,695,600	$1,086,515,907	$1,072,758,396	$1,057,172,378	$1,040,685,743
% Initial Pool Balance	100.0%	98.9%	97.6%	96.2%	94.7%

Prepayment Restrictions	Mar-17	Mar-18	Mar-19	Mar-20	Mar-21
Locked Out	91.2%	91.2%	91.3%	91.3%	87.7%
Greater of YM and 1.00%	8.8%	8.8%	8.7%	8.7%	8.6%
Open	0.0%	0.0%	0.0%	0.0%	3.7%
TOTALS	100.0%	100.0%	100.0%	100.0%	100.0%
Pool Balance Outstanding	$788,900,316	$773,313,668	$756,838,894	$739,537,403	$721,137,432
% Initial Pool Balance	71.8%	70.4%	68.9%	67.3%	65.6%

Notes:
(1) The analysis is based on Structuring Assumptions and a 0% CPR as discussed in the free writing prospectus.
(2) See Appendix I of the free writing prospectus for a description of the Yield Maintenance.
(3) DEF/YM1 loans have been modeled as Yield Maintenance.